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Exhibit 99


FOR IMMEDIATE RELEASE

               UWINK ANNOUNCES PRELIMINARY SECOND QUARTER REVENUE

  Revenue Growth Spurred by Increased Sales at Initial Woodland Hills Location

LOS ANGELES - July 23, 2007 - uWink, Inc. (OTC Bulletin Board: UWNK - News), a developer of digital media entertainment software and an interactive restaurant concept, today announced preliminary revenue of $718,694 for its fiscal 2007 second quarter ended July 3, 2007, as compared to $578,876 in the first quarter of 2007 and $59,683 for its fiscal 2006 second quarter. Preliminary second quarter 2007 net sales at uWink's prototype interactive restaurant in Woodland Hills, California amounted to $682,064, as compared to $557,907 in the first quarter of 2007.

These results are preliminary and therefore may be subject to revision. uWink expects to file its Quarterly Report on Form 10-QSB for the three and six months ended July 3, 2007 on or about August 17, 2007.

"Our leadership team is very pleased with the Company's revenue growth for the second quarter of 2007," commented Peter Wilkniss, uWink's CFO. "This result further validates our proof of concept as we begin our roll-out."

About uWink:
The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information, visit www.uwink.com.

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Media Contact:

Alissa Tappan
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com